Exhibit 4.1

Dated 17 August 2020

CHINA NATURAL RESOURCES, INC.

as Purchaser

and

FEISHANG GROUP LIMITED

as Vendor

SALE AND PURCHASE AGREEMENT relating to 120,000,000 ordinary shares in FEISHANG ANTHRACITE RESOURCES LIMITED

THIS AGREEMENT is made on 17 August 2020

BETWEEN:

1.

China Natural Resources, Inc., a company incorporated in the British Virgin Islands with limited liability and listed on the NASDAQ Capital Market under the symbol “CHNR”, and whose registered office is at Sea Meadow House, Blackborne Highway, PO Box 116, Road Town, Tortola, British Virgin Islands (“Purchaser”); and

2.

Feishang Group Limited, a company incorporated in the British Virgin Islands with limited liability, whose registered office is at P.O. Box 3444, Road Town, Tortola, the British Virgin Islands (“Vendor”).

WHEREAS:

(A)

The Company (as defined below) is a company incorporated in the British Virgin Islands with limited liability and listed on the SEHK (as defined below). At the date of this Agreement, the Company has issued 1,380,545,800 Shares (as defined below).

(B)

At the date of this Agreement, the Vendor holds 724,029,650 Shares (as defined below), representing approximately 52.44% of the issued share capital of the Company.

(C)

The Vendor has agreed to sell, and the Purchaser has agreed to buy, the Sale Shares (as defined below) upon the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.

INTERPRETATION

1.1

In this Agreement the following expressions have the following meanings:-

“Applicable Laws”	any constitutions, enactments, ordinances, regulations, orders, notices, judgments, common law, treaties and any other legislations or laws of any relevant jurisdictions;
“Business Day”	a day on which the SEHK is open for the transaction of business;

“Company”

Feishang Anthracite Resources Limited, a company incorporated in the British Virgin Islands with limited liability with its registered office at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands, and listed on the SEHK (stock code: 1738);

“Completion”	the completion of the sale and purchase of the Sale Shares in accordance with this Agreement;
“Completion Date”

the Business Day after the last outstanding Condition (other than the Conditions which can only be fulfilled upon Completion) shall have been fulfilled or waived (or such other date agreed by the Purchaser and the Vendor in writing) on which Completion is to take place or such other date as the parties hereto may agree;

“Conditions”	the conditions referred to in Clause 4.1, Clause 5.2 and Clause 5.3;
“Consideration CHNR Shares”	has the meaning ascribed to it under Clause 5.3.1;
“Encumbrance”

a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“Hong Kong”	the Hong Kong Special Administrative Region of the People's Republic of China;
“HK$”	Hong Kong Dollars;
“Listing Rules”	The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;
“Long Stop Date”	21 September 2020, or another date as agreed by the Parties in writing;
“Sale Shares”	the 120,000,000 Shares held by the Vendor;
“SEHK”	The Stock Exchange of Hong Kong Limited;
“SFC”	The Securities and Futures Commission;
“Shareholder”	the holders of Shares;

“Share”	An ordinary share with a par value of HK$0.001 each in the capital of the Company in issue from time to time;
“Tax” or “Taxation”

(1)

any form of tax whenever created or imposed and whether of Hong Kong, the United States or elsewhere, payable to or imposed by any taxation authority and includes, without limitation, profits tax, provisional profits tax, interest tax, salaries tax, property tax, land appreciation tax, taxes on income, estate duty, capital duty, stamp duty, payroll tax and other similar liabilities or contributions and any other taxes, levies, duties, charges, imposts, social security contributions, rates or withholdings similar to, corresponding with, or replacing or replaced by any of the foregoing and including an amount equal to any deprivation of any relief from taxation; and

(2)

all charges, interests, penalties and fines, incidental or relating to any Taxation falling within (1) above;

“Total Share Consideration”	has the meaning ascribed to it under Clause 3.1;
“Warranties”	the warranties and representations made by the Vendor in Clause 6 and “Warranty” means any one of them;
“Warranty Expiry Date”	shall have the meaning ascribed in Clause 6.5; and
“%”	per cent.

1.2

In this Agreement:-

1.2.1

references to “Clauses”, “Recitals” and “Schedules”, unless the context otherwise requires, are references to clauses, recitals and schedules to this Agreement; and

1.2.2

a reference to a “party”, unless the context otherwise requires, is a reference to a party to this Agreement.

1.3

Headings in this Agreement are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

2.

SALE AND PURCHASE

The Vendor agrees to sell as beneficial owner, and the Purchaser agrees to purchase, the Sale Shares and each right attaching to such shares at or after the date of this Agreement, free of all Encumbrances.

3.

CONSIDERATION

3.1

The aggregate consideration payable for the Sale Shares (“Total Share Consideration”) shall be HK$87,522,000.

3.2

The Total Share Consideration shall be payable by the Purchaser to the Vendor upon Completion.

4.

CONDITIONS PRECEDENT

4.1

Completion of this Agreement is conditional upon:

4.1.1

the passing of the necessary resolutions by the Purchaser approving this Agreement and all other transactions contemplated hereunder and the granting of such regulatory approvals as may be necessary, including without limitation in accordance with the Listing Rules and other Applicable Laws;

4.1.2

the representation, warranties and/or undertakings given by the Vendor under this Agreement shall remain true, accurate and not misleading throughout the period from the date of this Agreement to the Completion Date, and there having been no breach by any party of this Agreement; and

4.1.3

(if required) all requisite waivers, consents and approvals from any relevant governments or regulatory authorities or other relevant third parties in connection with the transactions contemplated by this

Agreement required to be obtained on the part of the Purchaser having been obtained.

4.2

In the event that the conditions set out in Clause 4.1 shall not have been fulfilled (or waived in accordance with the terms of this Agreement) at or before 12:00 noon (Hong Kong time) on the Long Stop Date, this Agreement shall lapse and be of no further effect (save for Clauses 5, 7, 8, 9, 10 and 11) which shall continue to take effect), and no party to this Agreement shall have any liability and obligation to the other parties, save in respect of any antecedent breaches of this Agreement.

5.

COMPLETION

5.1

Subject to fulfilment of all the conditions set out in Clause 4.1 or the effective waiver thereof in accordance with the terms of this Agreement, Completion shall take place at or before 4:00 p.m. (Hong Kong time) on the Completion Date at such place as shall be agreed by the parties hereto when all of the business required under Clause 5 shall be transacted.

5.2

The Vendor shall deliver or cause to be delivered to the Purchaser:

5.2.1

in respect of the Sale Shares, duly executed instrument(s) of transfer and the related sold notes in respect of all such Sale Shares in favour of the Purchaser and/or such nominee(s) as the Purchaser may designate, such waivers or consents (if any) as the Purchaser may require to be signed by the Vendor to enable the Purchaser and/or its nominee(s) to be registered as a holder or holders of the Sale Shares;

5.2.2

the original certificate(s) for the Sale Shares;

5.2.3

contract notes (a) duly executed by (i) the Vendor as transferor and (ii) the Purchaser as transferee in respect of the Sale Shares and (b) duly stamped;

5.2.4

a copy, certified as true and complete by a director of the Vendor, of the minutes of meeting or written resolutions of the board of directors of the Vendor approving, among other matters, this Agreement and the transactions contemplated thereby and authorising the execution (under seal, if required) by any of the Vendor’s directors of the said documents and other documents ancillary thereto.

5.3

Upon performance of all the obligations of the Vendor contained in Clauses 5.2, the Purchaser shall:

5.3.1

arrange for payment of the Total Share Consideration to the Vendor:

(a) by way of allotment to the Vendor of 9,077,166 fully paid-up common shares duly issued by the Purchaser (“Consideration CHNR Shares”) with restriction thereon by a legend similar in effect to the following “THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE.  THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR OR QUALIFICATION OF THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.  THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED PRIOR TO ANY SALE, OFFER FOR SALE, PLEDGE, HYPOTHECATION, TRANSFER OR ASSIGNMENT OF THE SECURITIES.”;

(b) by means of updating the Purchaser’s register of members to record and give effect to such allotment and issuance of Consideration CHNR Shares and their registration in the name of the Vendor; and

(c) by delivering to the Vendor an undertaking in writing certifying that the obligations in sub-paragraph (a) and (b) above have been fulfilled and that the following documents will be delivered to the Vendor as post-Completion obligations as soon as practicable after Completion: (i) a certified true copy of the updated register of members of the Purchaser; and where the Vendor requires (ii) share certificate(s) in respect of the Consideration CHNR Shares.

5.3.2

deliver a certified true copy of the board resolutions of the Purchaser (certified as a true and complete copy by a director of the Purchaser) approving this Agreement and authorising one or more person(s) to execute and deliver this Agreement on its behalf (and to affix the common seal thereon, if applicable).

5.4

No party hereto shall be obliged to complete this Agreement or perform any obligations hereunder unless the other party complies fully with the requirements of Clauses 5.2 to 5.3.  Notwithstanding the foregoing, the parties acknowledge that stamping of the contract notes referred to in Clause 5.2.3 in respect of one party may, at the sole discretion of the other party, be waived at Completion and designated as a post-Completion obligation.

5.5

In the event that the Completion cannot take place due to the default of the defaulting party, such defaulting party shall bear all the professional fees, expenses and/or costs in connection with the transactions contemplated under this Agreement incurred by the non-defaulting party and shall settle such fees, expenses and/or costs within 10 Business Days from the date of termination of this Agreement.

6.

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1

The Vendor represents and warrants to the Purchaser that it has the legal right, full power, legal capacity and authority, and has obtained all necessary approvals, to enter into this Agreement and any other documents to be executed by such pursuant to or in connection with this Agreement and to exercise its rights and perform its obligations hereunder, and this Agreement and the said documents when signed shall constitute legal, valid and binding obligations on the Vendor and enforceable in accordance with their terms.

6.2

The Vendor represents and warrants to the Purchaser that upon Completion, the Sale Shares sold by the Vendor shall be fully paid up and are legally and beneficially owned by it, and it has the power, authority, legal capacity and has obtained authorisation to sell and transfer the Sale Shares to be sold by it, and that the Sale Shares to be sold by it shall be free from Encumbrances with all rights attached thereto on the Completion Date.

6.3

If, after the signing of this Agreement and before Completion, any event shall occur or matter shall arise which results or may result in any of the Warranties being untrue, misleading or inaccurate in any respect, the Vendor giving such Warranty shall immediately notify the Purchaser in writing thereof prior to Completion.

6.4

The total aggregate liability of the Vendor for any claim or claims of breaches under this Agreement (excluding other legal and other costs and expenses) shall not in any event exceed an amount equals to the Total Share Consideration.

6.5

No claim may be brought against the Vendor in respect of a breach of any of the Warranties after expiration of a period of six months from the Completion Date (“Warranty Expiry Date") and the Vendor shall not be liable in respect of a breach of any of the Warranties unless it shall have received written notice from the Purchaser prior to the Warranty Expiry Date giving reasonable details of the relevant claim and any such claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn at the expiry of a period of six months after the Warranty Expiry Date unless proceedings in respect thereof shall have already been commenced against the Vendor.

6.6

No claim shall lie against the Vendor (under or in relation to the Warranties or any provision of this Agreement) or to the extent that such claim is attributable to any voluntary act, omission, transaction, or arrangement carried out directly by the Purchaser or on its behalf or by persons deriving title from any of the Purchaser after the Completion.

6.7

The Vendor represents and warrants that, in entering into this Agreement: (i) it is not in possession of any inside information relating to the Company; (ii) it has not communicated, disseminated, relayed or disclosed any inside information relating to the Company, any shares of the Company, any directors or officers of the Company or any substantial shareholders of the Company; and (iii) it is not in breach or violation of, and has not engaged in any acts, omissions or conduct which may cause it or the Purchaser to be in breach or violation of, any Applicable Laws, including any provisions of Parts XIII or XIV of the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong).

7.

CONFIDENTIALITY AND ANNOUNCEMENT

7.1

For the purpose of this Clause 7 “Confidential Information” means all information received or obtained as a result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to this Agreement and which relates to:

7.1.1

the Group or any of its members;

7.1.2

the provisions this Agreement;

7.1.3

the negotiations relating to this Agreement; or

7.1.4

the subject matter of this Agreement.

7.2

Each party (“Receiving Party”) hereby undertakes to each other party (“Disclosing Party”), both during and after the term or termination of this Agreement, to preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use the Confidential Information for its own or any purposes other than for the sole purpose of the transactions or matters contemplated in this Agreement except:

7.2.1

under the circumstances set out in Clause 7.3; or

7.2.2

to the extent otherwise expressly permitted by this Agreement; or

7.2.3

with the prior written consent of the Disclosing Party and the party to whose affairs such Confidential Information relates; or

7.2.4

under the provisions set out in Clause 7.4.

7.3

The circumstances referred to in Clause 7.2.1 above are:

7.3.1

where the Confidential Information, before it is furnished to the Receiving Party, is in the public domain; or

7.3.2

where the Confidential Information, after it is furnished to the Receiving Party, enters the public domain otherwise than as a result of a breach by the Receiving Party of its obligations in this Clause 7; or

7.3.3

if and to the extent the Receiving Party makes disclosure of the Confidential Information to any person:

(i)

in compliance with any requirement of law;

(ii)

in response to any applicable regulatory authority to which it is subject where such requirement has the force of law; or

(iii)

in order to obtain tax or other clearances or consents from any relevant taxing or regulatory authorities; or

7.3.4

where the Company is required to disclose the Confidential Information or make public announcements in respect of this Agreement as required by the SEHK or the SFC or under the Listing Rules.

7.4

The Receiving Party is allowed to provide the Confidential Information to those of the employees, directors, officers, accountants and attorneys (collectively, the “Related Parties” for the purpose of this Clause 7) of the Receiving Party who need to know the same for the sole purpose of the transactions or matters contemplated in this Agreement and who also have been informed of the confidential nature of the Confidential Information and have been directed to hold such information in strict confidence and to use such information solely for the purposes permitted hereunder.

7.5

The Receiving Party agrees that it will procure its Related Parties who will have access to the Confidential Information at any time (whether during the term or after the termination of this Agreement) to refrain from:

7.5.1

using any Confidential Information for any purposes other than in connection with the transaction or matters contemplated in this Agreement; and

7.5.2

disclosing any Confidential Information to any person other than the Receiving Party and those of the Receiving Party’s Related Parties permitted to have access to Confidential Information as provided above, and any such use or disclosure shall be at all times and in all events on the terms of and in compliance with the restrictions of this Clause 7.

Each party agrees to be responsible for the compliance by its Related Parties under this Clause 7.

7.6

The restrictions contained in this Clause 7 shall continue to apply after the termination of this Agreement without limit in time.

7.7

The damage that a Disclosing Party will suffer in the event that a Receiving Party breaches any covenant or agreement contained in this Clause 7 cannot be compensated by monetary damages alone, and the Receiving Party therefore agrees that the Disclosing Party, in addition to any other remedies or rights which it may have either under this Agreement or otherwise, shall have the right to obtain an injunction against the Receiving Party or any other appropriate form of equitable relief from any court of competent jurisdiction, enjoining any such breach.

7.8

Notwithstanding anything to the contrary in this Agreement, each of the parties hereto acknowledges that the other party and/or the Company may disclose any Confidential Information for purposes of compliance with the Listing Rules and relevant laws and regulations which include, but is not limited to, publication of announcement, filing of relevant disclosure of interests forms, and compliance with any applicable requirements of the NASDAQ Capital Market.

8.

GENERAL

8.1

This Agreement shall be binding on and shall enure for the benefit of each party's successors and assigns, but no party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

8.2

Time shall be of the essence of this Agreement.

8.3

The failure to exercise, or any delay in exercising, a right or remedy provided by this Agreement or by law shall not impair or constitute a waiver of such right or remedy or an impairment of or a waiver of any other right or remedy.

8.4

The Vendor will bear all the legal and professional fees, costs and expenses (including those incurred by the Purchaser) incurred in connection with the negotiation and preparation of this Agreement.

8.5

All stamp duty payable in connection with the sale and purchase of the Sale Shares shall be borne by the Vendor and the Purchaser respectively in accordance with its respective portion as vendor and purchaser.

8.6

This Agreement may be signed in any number of counterparts, each of which shall be binding on the party who shall have executed it and which together shall constitute but one agreement.

8.7

This Agreement sets forth the entire agreement and understanding between the parties in relation to the Company and the subject matter of this Agreement and supersedes all previous agreements, letters of intent, correspondence, understandings, agreements and undertakings (if any) between the parties with respect to the Company and the subject matter hereof, whether written or oral.

8.8

All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

8.9

Save as required by law or any relevant stock exchange or pursuant to any applicable listing rules, no press or other announcement shall be made in connection with the subject matter of this Agreement by any party without the prior approval of the other.

8.10

The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the continuation in force of the other provisions of this Agreement.

8.11

Except to the extent required by applicable law or applicable listing rules, or by any regulatory authority or stock exchange, no party shall (and shall procure that none of its directors, employees, independent contractors or subsidiaries shall) at any time disclose to any person (other than professional advisers who are subject to obligations of confidentiality) the terms of this Agreement or any trade secret or other confidential information relating to the Company or the parties, or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

9.

NOTICES

9.1

Any notice or other communication under or in connection with this Agreement shall be in writing and shall be left at or sent by pre-paid registered airmail or facsimile transmission to the respective addresses set out below or to such other address and/or number as may have been last notified in writing by such party to the other.

To the Purchaser:

Address:

Room 2205, 22/F, West Tower, Shun Tak Centre, 200 Connaught Road Central, Sheung Wan, Hong Kong

Attention:

WONG Wah On Edward

Facsimile:

852-28106963

To the Vendor:

Address:

Room 2205, 22/F, West Tower, Shun Tak Centre, 200 Connaught Road Central, Sheung Wan, Hong Kong

Attention:

LI Feilie

Facsimile:

852-28106963

9.2

A notice delivered personally shall be deemed to be received when delivered and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received two days after posting (six days if sent by airmail) and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted.  A notice sent by facsimile transmission shall be deemed to have been received when confirmation of successful transmission has been recorded by the sender's facsimile machine.

9.3

The Vendor hereby irrevocably appoints the Company whose principal place of business in Hong Kong is at Room 2205, Shun Tak Centre, 200 Connaught Road Central, Hong Kong as its service agent to receive and acknowledge on its behalf service of any notice, writ, summons, order, judgment or communication in relation to this Agreement and further agrees that any such legal process or notice shall be sufficiently served on it if delivered during normal office hours to such agent for service at its address for the time being in Hong Kong.

9.4

The Purchaser hereby irrevocably appoints the Company whose principal place of business in Hong Kong is at Room 2205, Shun Tak Centre, 200 Connaught Road Central, Hong Kong as its service agent to receive and acknowledge on its behalf service of any notice, writ, summons, order, judgment or communication in relation to this Agreement and further agrees that any such legal process or notice shall be sufficiently served on it if delivered during normal office hours to such agent for service at its address for the time being in Hong Kong.

10.

THIRD PARTY RIGHTS

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

11.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, and the parties hereby submit to the non-exclusive jurisdiction of the courts of Hong Kong in respect of all matters arising in connection with this Agreement.

[The rest of the page is left blank intentionally]

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

Purchaser

SIGNED by WONG Wah On Edward	)	/s/ WONG Wah On Edward
for and on behalf of	)
CHINA NATURAL RESOURCES, INC.	)
in the presence of: YUE Ming Wai Bonaventure-)		/s/ YUE Ming Wai Bonaventure

Vendor

SIGNED by LI Feilie	)	/s/ LI Felie
for and on behalf of	)
FEISHANG GROUP LIMITED	)
in the presence of: ZHENG Xinyi-)		/s/ ZHENG Xinyi

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